Exhibit 99.1

NEWS RELEASE

Green Plains Reports First Quarter 2015 Financial Results

•	Net loss of $3.3 million, or ($0.09) per share

•	Company expects profitable results for the first half and full year of 2015

OMAHA, NEB. (GLOBE NEWSWIRE) – April 28, 2015 – Green Plains Inc. (NASDAQ: GPRE) announced today its financial results for the first quarter of 2015. Net loss for the quarter was $3.3 million, or ($0.09) per diluted share, compared to net income of $43.2 million, or $1.04 per diluted share, for the same period in 2014. Revenues were $738.4 million for the first quarter of 2015 compared to $733.9 million for the same period in 2014.

“As we indicated in February, U.S. ethanol industry margins were compressed during the first quarter of 2015 as energy prices declined. Domestic and global ethanol prices have adjusted to remain very competitive with wholesale gasoline,” said Todd Becker, President and Chief Executive Officer. “Consumer demand for transportation fuels has continued to strengthen providing a more positive outlook for the balance of the year.”

“Industry fundamentals remain solid domestically and internationally, driven by increases in U.S. fuel consumption and global protein consumption. Based on the current forward curve, we expect profitable results for the first half and full year of 2015,” stated Becker.

During the first quarter, Green Plains’ ethanol production totaled 232.5 million gallons, or approximately 92.4% of its daily average production capacity. Non-ethanol operating income from the corn oil production, agribusiness, and marketing and distribution segments was $19.0 million in the first quarter of 2015 compared to $41.1 million for the same period in 2014.

“Our expansion projects to add 100 million gallons of annual ethanol production capacity at several of our existing plants are going well,” stated Becker. “We also remain focused on completing our proposed initial public offering of Green Plains Partners LP which will own our downstream ethanol transportation and storage assets.”

Green Plains had $420.5 million in total cash and equivalents and $154.2 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions) at March 31, 2015. First quarter 2015 EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, was $18.8 million compared to $94.1 million for the same period in 2014.

2015 First Quarter Business Highlights

•	On March 9, 2015, Green Plains Inc. announced that its newly-formed subsidiary, Green Plains Partners LP (the “Partnership”), has confidentially submitted a draft registration statement on Form S-1 with the U.S. Securities and Exchange Commission. The registration statement is for a proposed underwritten initial public offering (“IPO”) of common units representing limited partner interests in the newly-formed Partnership. It is anticipated that the IPO will raise approximately $200-$250 million in gross proceeds; however, the date, number of common units to be sold and the price range for the proposed IPO have not yet been determined and are subject to a number of factors, including market conditions. It is expected that the initial assets of the Partnership will consist of Green Plains’ downstream ethanol transportation and storage assets located in 12 states throughout the Midwest and Southeast United States.

•	The Board of Directors of Green Plains Inc. declared a quarterly cash dividend of $0.08 per share on the Company’s common stock on February 5, 2015. The dividend was paid on March 20, 2015.

Conference Call

On April 29, 2015, Green Plains will hold a conference call to discuss its first quarter 2015 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-510-1785 and the international dial-in number is 719-457-2645.

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The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through May 5, 2015.

About Green Plains

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, cattle feedlot operations, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the cattle-feeding, ethanol and other industries in which Green Plains operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in Green Plains’ reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014, and in Green Plains’ subsequent filings with the SEC. In addition, Green Plains is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws. Also in relation to this announcement, additional risks are: changes in timing and structure of the planned IPO of the Partnership; unanticipated developments that may delay or negatively impact the planned IPO; regulatory approvals and compliance with contractual obligations; impact of the planned IPO of the Partnership on Green Plains’ relationships with its employees, customers and vendors and Green Plains’ credit rating and cost of funds; changes in market conditions; and future opportunities that Green Plains’ board of directors may determine present greater potential value to stockholders than the planned Partnership IPO. No assurance can be given as to the consummation of the proposed IPO, the value of the common units of the Partnership, the price at which they made trade or whether a liquid market may develop for such units. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended March 31,
	2015	2014

Revenues	$738,388	$733,889
Cost of goods sold	712,833	633,140

Gross profit	25,555	100,749
Selling, general and administrative expenses	21,451	22,406

Operating income	4,104	78,343
Other income (expense)
Interest income	220	113
Interest expense	(9,158)	(9,759)
Other, net	(931)	1,031

Total other income (expense)	(9,869)	(8,615)

Income (loss) before income taxes	(5,765)	69,728
Income tax expense (benefit)	(2,447)	26,525

Net income (loss)	$(3,318)	$43,203

Earnings (loss) per share:
Basic	$(0.09)	$1.30

Diluted	$(0.09)	$1.04

Weighted average shares outstanding:
Basic	37,803	33,153

Diluted	37,803	43,251

Consolidated revenues increased by $4.5 million for the three months ended March 31, 2015 compared to the same period in 2014. Revenues from sales of ethanol and distillers grains decreased by $85.7 million and $27.6 million, respectively, while revenue from sales of other grains and cattle-feeding operations increased by $69.9 million and $45.2 million, respectively. Ethanol and distillers grains revenues were affected by a decrease in average realized prices, partially offset by an increase in volumes sold. Grain revenues were impacted by an increase in volumes, partially offset by lower average realized prices. Gross profit decreased by $75.2 million for the three months ended March 31, 2015 compared to the same period in 2014 primarily as a result of decreased margins for ethanol production.

Operating income decreased by $74.2 million for the three months ended March 31, 2015 compared to the same period in 2014 as a result of the factors discussed above partially offset by a $1.0 million decrease in selling, general and administrative expenses. Interest expense decreased by $0.6 million for the three months ended March 31, 2015 compared to the same period in 2014 due to lower average debt balances outstanding. Income tax benefit was $2.4 million for the three months ended March 31, 2015 compared to income tax expense of $26.5 million for the same period in 2014.

Basic earnings per share, or EPS, is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income on an if-converted basis for the first quarter of 2014, with respect to the Company’s 3.25% Convertible Senior Notes, or the 3.25% Notes, and the 5.75% Convertible Senior Notes, or the 5.75% Notes, by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. All of the 5.75% Notes were retired during the first quarter of 2014. During the second quarter of 2014, the Company received shareholder approval to allow for flexible settlement in cash, shares of common stock, or a combination of cash and shares of common stock for the conversion of the 3.25% Notes. The Company intends to settle conversions in cash for the principal amount and cash or shares of the Company’s common stock for any related conversion premium. Accordingly, beginning in the second quarter of 2014, diluted EPS is computed using the treasury stock method by dividing net income by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. The calculations of basic and diluted EPS are as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Basic EPS:
Net income (loss)	$(3,318)	$43,203
Weighted average shares outstanding - basic	37,803	33,153

EPS - basic	$(0.09)	$1.30

Diluted EPS:
Net income (loss)	$(3,318)	$43,203
Interest and amortization on convertible debt, net of tax effect:
5.75% Notes	—	576
3.25% Notes	—	1,379

Net income (loss) - diluted	$(3,318)	$45,158

Weighted average shares outstanding - basic	37,803	33,153
Effect of dilutive convertible debt:
5.75% Notes	—	4,081
3.25% Notes	—	5,756
Effect of dilutive stock-based compensation awards	—	261

Weighted average shares outstanding - diluted	37,803	43,251

EPS - diluted	$(0.09)	$1.04

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage and cattle feedlot operations, collectively referred to as agribusiness, and (4) marketing, merchant trading and logistics services for Company-produced and third-party ethanol, distillers grains, corn oil and other commodities, and the operation of fuel terminals, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following is selected operating segment financial information (in thousands):

	Three Months Ended March 31,
	2015	2014
Revenues:
Ethanol production	$416,953	$538,372
Corn oil production	16,796	16,391
Agribusiness	321,117	322,479
Marketing and distribution	655,348	776,537
Intersegment eliminations	(671,826)	(919,890)

	$738,388	$733,889

Gross profit (loss):
Ethanol production	$(6,820)	$71,688
Corn oil production	10,385	7,815
Agribusiness	5,212	2,976
Marketing and distribution	12,154	40,716
Intersegment eliminations	4,624	(22,446)

	$25,555	$100,749

Operating income (loss):
Ethanol production	$(13,143)	$66,226
Corn oil production	10,211	7,708
Agribusiness	3,210	935
Marketing and distribution	5,608	32,494
Intersegment eliminations	4,684	(22,386)

Segment operating income	10,570	84,977
Corporate activities	(6,466)	(6,634)

	$4,104	$78,343

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During the normal course of business, the Company enters into transactions between segments. These intersegment activities are recorded by each segment at prices approximating market and treated as if they are third-party transactions. Consequently, these transactions impact segment performance. Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment:

	Three Months Ended March 31,
	2015	2014
Ethanol sold	232,493	230,772
(thousands of gallons)
Distillers grains sold	630	636
(thousands of equivalent dried tons)
Corn consumed	82,047	82,058
(thousands of bushels)

Revenues in the ethanol production segment decreased by $121.4 million for the three months ended March 31, 2015 compared to the same period in 2014 primarily due to lower average ethanol and distillers grains prices realized partially offset by higher ethanol volumes produced and sold. The ethanol production segment produced 232.5 million gallons of ethanol, which represents approximately 92.4% of daily average production capacity, during the three months ended March 31, 2015.

Cost of goods sold in the ethanol production segment decreased by $42.9 million for the three months ended March 31, 2015 compared to the same period in 2014. Corn costs decreased due to a 14% decrease in average cost per bushel and reduced corn consumption resulting from an improvement in ethanol yield during the three months ended March 31, 2015 compared to the same period in 2014. As a result of the factors identified above, gross profit and operating income for the ethanol production segment decreased by $78.5 million and $79.4 million, respectively, for the three months ended March 31, 2015 compared to the same period in 2014. Depreciation and amortization expense for the ethanol production segment was $13.4 million for the three months ended March 31, 2015 compared to $13.0 million during the same period in 2014.

Corn Oil Production Segment

Revenues in the corn oil production segment increased by $0.4 million for the three months ended March 31, 2015 compared to the same period in 2014. During the three months ended March 31, 2015, we sold 57.7 million pounds of corn oil compared to 50.6 million pounds in the same period of 2014. The average price realized for corn oil was approximately 10% lower for the first quarter of 2015 compared to the same period in 2014. Gross profit and operating income in the corn oil production segment increased by $2.6 million and $2.5 million, respectively, for the three months ended March 31, 2015 compared to the same period in 2014. The increase was due to the increase in revenues and decrease in cost of goods sold of $2.2 million related to lower input and processing costs, during the three months ended March 31, 2015 compared to the same period in 2014.

Agribusiness Segment

Revenues in the agribusiness segment decreased by $1.4 million, and gross profit and operating income increased by $2.2 million and $2.3 million, respectively, for the three months ended March 31, 2015 compared to the same period in 2014. We sold 70.4 million bushels of grain, including 68.5 million bushels to our ethanol production segment during the three months ended March 31, 2015, compared to sales of 70.8 million bushels of grain, including 68.7 million bushels to our ethanol production segment during the same period in 2014. Revenues were impacted by a decrease in average realized prices, partially offset by an increase in revenues of $45.2 million due to the cattle-feeding operation that was acquired during the second quarter of 2014. Gross profit and operating income increased as a result of earnings on higher grain storage margins and cattle-feeding operations.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment decreased by $121.2 million for the three months ended March 31, 2015 compared to the same period in 2014. The decrease in revenues was primarily due to a combined $209.1 million decrease in ethanol and distillers grain revenues resulting from lower average realized prices, partially offset by an increase in volumes sold. The decrease in ethanol and distillers grain revenues was partially offset by an increase in other grains of $75.5 million due to increased volume activity, partially offset by lower average realized prices. In addition, revenues from the sale of natural gas to our ethanol production segment increased by $8.1 million. The marketing and distribution segment sold 275.9 million and 259.1 million gallons of ethanol during the three months ended March 31, 2015 and 2014, respectively.

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Gross profit and operating income for the marketing and distribution segment decreased by $28.6 million and $26.9 million, respectively, for the three months ended March 31, 2015 compared to the same period in 2014, primarily due to the decrease in merchant trading activity for ethanol and distillers grain, partially offset by an increase in merchant trading activity for other grains average realized prices and margins for ethanol activity.

Intersegment Eliminations

Intersegment eliminations of revenues decreased by $248.1 million for the three months ended March 31, 2015 compared to the same period in 2014 due to the following factors: decreased corn sales from the agribusiness segment to the ethanol production segment of $40.9 million, increased natural gas sales from the marketing and distribution segment to the ethanol production segment of $8.1 million, decreased sales of distillers grains from the ethanol production segment to the marketing and distribution segment of $21.3 million, and decreased sales of ethanol from the ethanol production segment to the marketing and distribution segment of $195.4 million.

Intersegment eliminations of gross profit and operating income decreased by $27.1 million for the three months ended March 31, 2015 compared to the same period in 2014 due primarily to a decrease in ethanol inventories and decreased average margins eliminated. Ethanol is sold from the ethanol production segment to the marketing and distribution segment as it is produced and transferred into storage tanks located at each respective plant. The finished product is then sold by the marketing and distribution segment to external customers. Profit is recognized by the ethanol production segment upon sale to the marketing and distribution segment, but is eliminated from consolidated results until title to the product has been transferred to a third party. Ethanol held as inventory by the marketing and distribution segment was lower at the end of the first quarter of 2015 compared with 2014 and the average margin per gallon realized by the ethanol production segment decreased, resulting in a reduction in deferred intersegment profits during the first quarter of 2015. This was partially offset by increased intersegment profits eliminated for corn oil and distillers grains in transit to customers at the end of the first quarter of 2015 which will be recognized in future periods.

Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income to EBITDA (in thousands):

	Three Months Ended March 31,
	2015	2014
Net income (loss)	$(3,318)	$43,203
Interest expense	9,158	9,759
Income taxes	(2,447)	26,525
Depreciation and amortization	15,381	14,627

EBITDA	$18,774	$94,114

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Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	March 31, 2015	December 31, 2014
ASSETS

Current assets	$840,238	$910,910
Property and equipment, net	819,734	825,210
Other assets	90,683	92,437

Total assets	$1,750,655	$1,828,557

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$435,986	$511,540
Long-term debt	398,623	399,440
Other liabilities	122,877	120,128

Total liabilities	957,486	1,031,108
Total stockholders’ equity	793,169	797,449

Total liabilities and stockholders’ equity	$1,750,655	$1,828,557

As of March 31, 2015, Green Plains had $420.5 million in total cash and equivalents and $154.2 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions). Total debt at March 31, 2015 was $700.2 million, including $239.4 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of March 31, 2015, Green Plains had total assets of approximately $1.8 billion, total stockholders’ equity of approximately $793.2 million, and approximately 37.9 million common shares outstanding.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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